EXHIBIT 99.1

Company Contact: PhotoMedex, Inc Dennis McGrath, CEO (215) 619-3287 info@photomedex.com	Investor Contacts: Lippert/Heilshorn & Associates, Inc. KimSuttonGolodetz(Kgolodetz@lhai.com) (212) 838-3777 Bruce Voss (Bvoss@lhai.com) (310) 691-7100

PHOTOMEDEX RECEIVES PURCHASE ORDER FROM MIDDLE EAST DISTRIBUTOR
 FOR SEVENTY-FIVE XTRAC® LASER SYSTEMS

MONTGOMERYVILLE, Pa., July 8, 2010 – PhotoMedex, Inc. (Nasdaq: PHMD) announced that the Company has received from AMICO Group,  its distributor in the Middle East, a multi-million dollar order to purchase XTRAC laser systems that will be installed in hospitals throughout the Kingdom of Saudi Arabia.  The order includes customary terms and conditions, including advanced payments and letters of credit covering the purchase order.  Delivery is expected to be in the third and fourth quarters of this year.  GlobalMed Technologies, the Company’s master distribution partner, will facilitate the logistics associated with the deployment of the XTRAC systems under the purchase order, throughout the Saudi market.

Dennis McGrath, the President and CEO of PhotoMedex stated: “AMICO has been an excellent business partner distributing our laser systems throughout the Middle East for more than 10 years.  This order, resulting from a competitive government tender, once again affirms that our Company’s XTRAC laser system is recognized around the world as the best in class technology for the therapeutic treatment of psoriasis and vitiligo.”

About PhotoMedex
PhotoMedex is a Global Skin Health Solutions™ company that provides integrated disease management and aesthetic solutions through complementary laser and light-based devices, pharmaceuticals and cosmeceuticals.  We are a leader in the development, manufacturing and global marketing of dermatology products and techniques focused on advancing cost-effective technologies that provide patients with better outcomes and a higher quality of life.  The diseases and conditions we address include psoriasis, vitiligo, acne, actinic keratosis and sun damage.  Medical devices include the XTRAC® Excimer Laser for the treatment of psoriasis and vitiligo and the Omnilux™ non-laser Light Emitting Diodes (LED) for the treatment of clinical and aesthetic dermatological conditions including acne, photodamage, skin rejuvenation and wound healing.  PhotoMedex also develops and markets products based on DNA Repair and its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. For more information, visit www.photomedex.com.

About AMICO Group
Headquartered in Jeddah, Saudi Arabia, AMICO, in a span of 27 years of healthy growth, has successfully expanded its network and operations into 16 countries with 25 branch offices throughout the Middle East.  AMICO is a leader and pioneer in multiple medical fields.  The company markets and services a broad line of surgical and diagnostic equipment and devices used in: Ophthalmology, ENT, dermatology, neurosurgery, orthopedics, and plastic surgery.  AMICO divisions successfully engage in Sales, Marketing, Engineering and Customer Support.  For more information, visit www.amicogroup.com.

Safe Harbor Statement:
This press release contains forward-looking statements relating to, among others, the expected timing of laser system delivery.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to differ materially from such forward-looking statements.  These risks and uncertainties include changes to customer demand, the ability to manufacture and distribute the Company’s products, general financial, economic and political conditions impacting the pharmaceutical and cosmeceutical industries and the other risks contained in the Company's quarterly and annual reports filed with the Securities and Exchange Commission.  The Company assumes no obligation to update or supplement any forward looking statements to reflect events or circumstances after the date hereof.